Exhibit 99.1

Contacts:

Investor Relations

Jaren Madden

Infinity Pharmaceuticals, Inc.

617-453-1336

INFINITY REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS AND PROVIDES COMPANY UPDATE

- DYNAMOTM Phase 2 Study in iNHL and DUOTM Phase 3 Study in CLL Ongoing -

- DYNAMO+R Phase 3 Study in iNHL Expected to Commence in 2H14 -

- Data from ASPIRA Phase 2 Study in Rheumatoid Arthritis and Phase 2a Study in Asthma Expected 2H14 -

- Company Augments Leadership at Management and Board Level -

Cambridge, Mass. – May 6, 2014 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its first quarter 2014 financial results and ongoing progress with IPI-145, the company’s oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma.

“Infinity continues to execute on DUETTS, a worldwide development program of IPI-145, in hematologic malignancies,” commented Adelene Q. Perkins, chief executive officer of Infinity Pharmaceuticals. “We are pleased by the ongoing investigator and patient enthusiasm for DYNAMO, our Phase 2 study of IPI-145 in patients with indolent non-Hodgkin lymphoma, and expect to initiate DYNAMO+R, our Phase 3 combination study in patients with indolent non-Hodgkin lymphoma, in the second half of this year. We are also excited to have initiated in the first quarter patient enrollment in DUO, our Phase 3 study of IPI-145 in patients with chronic lymphocytic leukemia.”

“Beyond hematologic malignancies, IPI-145 also has potential in inflammatory diseases. We look forward to reporting data from the Phase 2 ASPIRA study of IPI-145 in rheumatoid arthritis and the Phase 2a study of IPI-145 in asthma in the second half of this year,” Ms. Perkins continued.

In the first quarter, Infinity progressed its DUETTSTM, a worldwide development program of IPI-145 in hematologic malignancies:

•	DYNAMOTM: Infinity continued to advance DYNAMO, a Phase 2 study designed to evaluate the safety and efficacy of IPI-145 in approximately 120 patients with indolent non-Hodgkin lymphoma (iNHL) whose disease is refractory to rituximab and to either chemotherapy or radioimmunotherapy. The primary endpoint of the study is overall response rate according to the International Working Group criteria.

•	DUOTM: Infinity continued to advance DUO, a Phase 3 study designed to evaluate the safety and efficacy of IPI-145 compared to ofatumumab in approximately 300 patients with relapsed or refractory chronic lymphocytic leukemia (CLL). The primary endpoint of the study is progression-free survival.

During the first quarter, Infinity continued to advance toward its goal of becoming a fully integrated biopharmaceutical company through significant additions to and promotions within its team:

•	Promotion of David A. Roth, M.D., to chief medical officer: In the first quarter, Infinity announced the promotion of Dr. David Roth to chief medical officer. Dr. Roth previously served as Infinity’s senior vice president of clinical development and medical affairs after more than 10 years in major pharmaceutical companies with leadership roles in hematologic drug development. Recent strategic hires reporting to Dr. Roth include Ross D. Pettit, senior vice president, development operations, and Kai Chan, M.D., vice president, global medical affairs. Mr. Pettit joins Infinity with over 25 years of experience in drug development, operations and commercialization, most recently from AMAG Pharmaceuticals, Inc. where he was vice president, clinical operations. Dr. Chan joins Infinity with over 10 years of experience in the pharmaceutical industry, most recently as head of European Union medical affairs at ARIAD Pharmaceuticals, Inc.

•	Appointments to Infinity Board of Directors: José Baselga, M.D., Ph.D. and Jeffrey Berkowitz were appointed to the Board of Directors of Infinity in the first quarter. Dr. Baselga is the physician-in-chief at Memorial Sloan Kettering Cancer Center and an internationally recognized leader in the world of oncology, including the PI3K field. Mr. Berkowitz is the president of Walgreens Boots Alliance Development GmbH with substantial experience in global healthcare commercial operations and reimbursement.

Additionally, Infinity reiterates its expectation to achieve the following development milestones in 2014:

IPI-145 in Hematologic Malignancies

•	Initiate DYNAMO+R, a Phase 3 study in combination with rituximab in patients with relapsed iNHL, an additional registration study in the DUETTS program

•	Initiate a Phase 2 study in treatment-naïve patients with iNHL

•	Initiate at least one additional clinical trial

IPI-145 in Inflammation

•	Report topline data from ASPIRA, a Phase 2 study in patients with moderate-to-severe rheumatoid arthritis

•	Report topline data from the Phase 2a study in patients with mild, allergic asthma

PI3K Pipeline Expansion

•	Determine the development strategy for IPI-443, Infinity’s next-generation inhibitor of PI3K-delta,gamma, based on the results of the Phase 2 studies of IPI-145 in inflammatory diseases

First Quarter 2014 Financial Results

•	At March 31, 2014, Infinity had total cash, cash equivalents and available-for-sale securities of $172.1 million, compared to $214.5 million at December 31, 2013. This amount does not include any amounts that Infinity may draw under its $100 million debt facility agreement (Facility Agreement) with affiliates of Deerfield Management Company, L.P. To date, Infinity has not drawn down any funds under this Facility Agreement.

•	Infinity did not record any revenue during the first quarter of 2014 or 2013.

•	Research and development (R&D) expense for the first quarter of 2014 was $34.5 million, compared to $20.2 million for the same period in 2013. The increase in R&D expense for the first quarter of 2014 compared to the same period in 2013 was primarily due to higher clinical development expenses for IPI-145, including a $10 million development milestone payment to Millennium: The Takeda Oncology Company.

•	General and administrative (G&A) expense was $6.8 million for the first quarter of 2014, compared to $7.4 million for the same period in 2013. The decrease in G&A expense for the first quarter of 2014 compared to the same period in 2013 was primarily due to lower stock-based compensation expense.

•	Interest expense was $1.1 million during the first quarter of 2014, compared to none recorded for 2013. The increase in interest expense for the first quarter of 2014 compared to the same period in 2013 is related to the amortization of the loan commitment asset recognized under our Facility Agreement.

•	Net loss for the first quarter of 2014 was $42.3 million, or a basic and diluted loss per common share of $0.87, compared to $27.3 million, or a basic and diluted loss per common share of $0.57, for the same period in 2013.

Conference Call Information

Infinity will host a conference call on Tuesday, May 6, 2014, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 22547030. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about: its program goals for 2014, including the timing and type of data and updates from, as well as progress in, clinical trials of its PI3K program and its plans to initiate additional clinical trials in its PI3K program; and its ability to execute on its plans and strategies. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will initiate clinical trials or report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; general economic and market conditions; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 6, 2014, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31, 2014	December 31, 2013

Cash, cash equivalents and available-for-sale securities, including long term	$172,096	$214,468
Loan commitment asset, net	10,655	—
Other current assets	12,064	11,055
Property and equipment, net	3,748	4,010
Other long-term assets	1,218	1,177

Total assets	$199,781	$230,710

Current liabilities	$26,123	$22,206
Due to Millennium, less current portion	—	6,456
Other long-term liabilities	605	773
Total stockholders’ equity	173,053	201,275

Total liabilities and stockholders’ equity	$199,781	$230,710

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2014	2013

Operating expenses:
Research and development	$34,491	$20,231
General and administrative	6,804	7,430

Total operating expenses	41,295	27,661

Loss from operations	(41,295)	(27,661)

Other income (expense):
Interest expense	(1,139)	—
Investment and other income	168	335

Total other income (expense)	(971)	335

Net loss	$(42,266)	$(27,326)

Basic and diluted loss per common share	$(0.87)	$(0.57)

Basic and diluted weighted average number of common shares outstanding	48,348,767	47,620,147